As filed with the U.S. Securities and Exchange Commission on December 6, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

LogicMark, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7381	46-0678374
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

(502) 442-7911

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chia-Lin Simmons

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

(502) 442-7911

(Name, address, including zip code, and telephone number, including area code, of agent for service)

David E. Danovitch, Esq. Aaron M. Schleicher, Esq. Michael DeDonato, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 6, 2022

[●] UNITS
EACH UNIT CONSISTING OF

ONE SHARE OF COMMON STOCK AND

ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

LogicMark, Inc.

LogicMark, Inc. (the “Company”, “LogicMark”, “we”, “us” or “our”) is offering, pursuant to this prospectus and on a firm commitment basis, [●] units (the “Units”), each Unit consisting of one share of common stock, par value $0.0001 per share (the “Common Stock”), and one common stock purchase warrant exercisable for one share of Common Stock (the “Warrants”), based on an assumed public offering price of $[●] per Unit (which is based on the closing price of our Common Stock of $[●] per share on [●], 2022). Each Warrant, upon exercise at a price of $[●] per share ([●]% of the public offering price of the Unit), will result in the issuance of one share of Common Stock to the holder of such Warrant. The Warrants will be immediately exercisable and will expire five (5) years after their initial exercise date. This prospectus also relates to the shares of Common Stock that are issuable from time to time upon exercise of the Warrants (the “Warrant Shares”).

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of Common Stock and Warrants included in the Units are immediately separable, and will be issued separately in this offering.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “LGMK”. The last reported closing price for our Common Stock on Nasdaq on December 2, 2022 was $0.6749 per share.

The actual public offering price per Unit will be determined between us and the underwriter at the time of pricing, in consideration of our historical performance and capital structure, prevailing market conditions, and overall assessment of our business, and may be at a discount to the current market price. Therefore, the assumed public offering price of the Units used throughout this prospectus may not be indicative of the final public offering price of the Units. There is no established trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

	Per Unit	Total(1)
Public offering price	$	$
Underwriting discounts and commissions (2)	$	$
Proceeds, before expenses, to us	$	$

(1)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the option that we have granted to the underwriter to purchase additional Units as described below.

(2)	Represents an underwriting discount equal to 7.0% of the gross offering proceeds; provided that such underwriting discount will be equal to 3.5% of the gross proceeds received by the Company in this offering from investors identified and introduced by the Company, which number is not reflected in the table above. See “Underwriting” for additional disclosure regarding underwriting compensation.

We have granted the underwriter an option to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to additional [●] shares of Common Stock and/or up to an additional [●] Warrants within 45 days from the date of this prospectus. The underwriter may exercise such option with respect to Common Stock only, Warrants only, or any combination thereof. The purchase price to be paid per share of Common Stock will be equal to the public offering price of one Unit (less the purchase price allocated to the Warrants, $[●] per Warrant), less the underwriting discounts and commissions. The purchase price to be paid per Warrant will be $[●]. If the underwriter exercises the option in full for Common Stock only, the total underwriting discounts and commissions payable will be $[●] and the total proceeds to us, before expenses, will be $[●]. No underwriting discounts and commissions will be payable by us if the underwriter exercises the option for Warrants, and the total additional proceeds to us, before expenses, if the underwriter exercises the option in full for Warrants only, will be $[●].

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and in the documents which are incorporated by reference herein to read about factors you should consider before investing in our securities.

We will deliver the shares of Common Stock being issued to the purchasers electronically and will e-mail such investors electronic warrant certificates for the Warrants sold in this offering, upon closing and receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We anticipate that delivery of the shares of Common Stock and Warrants against payment therefor will be made on or before           , 2022.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is       , 2022

i

ABOUT THIS PROSPECTUS

The registration statement on Form S-1 of which this prospectus forms a part and that we have filed with the U.S. Securities and Exchange Commission (“SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we, nor any underwriter or financial advisor engaged by us in connection with this offering, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus.

You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

For investors outside the United States: Neither we, nor any underwriter or financial advisor engaged by us in connection with this offering, have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

When used herein, unless the context requires otherwise, references to the “LogicMark,” “Company,” “we,” “our” and “us” refer to LogicMark, Inc., a Delaware corporation.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein, before making a decision about whether to invest in our securities.

Company Overview

LogicMark, Inc. provides personal emergency response systems (“PERS”), health communications devices, and Internet of Things (“IoT”) technology that creates a connected care platform. The Company’s devices provide people with the ability to receive care at home and age independently and to check, manage and monitor a loved one’s health and safety remotely. The Company’s PERS devices incorporate two-way voice communication technology directly in the medical alert pendant providing life-saving technology at a consumer-friendly price point aimed at everyday consumers. The Company is focused on modernizing remote monitoring to help people stay safe and live independently longer. The PERS technologies are sold through dealers and distributors, as well as through the Veterans Health Administration (the “VA”). The Company enjoys a strong base of business with the VA and plans to expand to other government services after being awarded a five-year General Services Administration (“GSA”) agreement in 2021.

Healthcare

LogicMark builds technology to check, manage and monitor a loved one’s health and safety remotely. The Company is focused on modernizing remote monitoring to help people stay safe and live independently longer. We believe there are five trends driving the demand for better remote monitoring systems:

1. The “Silver Tsunami”. With 10,000 Baby Boomers turning 65 daily in the U.S., there will be more older adults than children under 18 for the first time in the near future. With 72 million “Baby Boomers” in the United States, they are not only the largest generation but the wealthiest. Unlike older generations before them, they are reliant and comfortable with technology. Most of them expect to live independently in their current home or downsize to a smaller home as they get older.

2. Shift to At-Home Care. As it stands, the current healthcare system is unprepared for the strain and is shifting much of the care elderly patients used to receive at a hospital or medical facility to the patient’s home. The rise of digital communication to support remote care exploded during the COVID-19 pandemic. The need for connected and remote monitoring devices is more necessary and in-demand than ever.

3. Rise of Data and IoT. Doctors and clinicians are asking for patients to track more and more vital signs. Whether it’s how they are reacting to medication or tracking blood sugars, patients and their caregivers are participating in their healthcare in unprecedented ways. Consumers are using data collected from connected devices like never before. This data can be used to prevent health emergencies as technology companies use machine learning (ML) / artificial intelligence (“AI”) to learn patient patterns and alert the patient and their care team to prevent emergencies.

4. Lack of Healthcare Workers. It is estimated that 20% of healthcare workers have quit during the COVID-19 pandemic. Many healthcare workers who are currently working are suffering from burnout, exhaustion and demoralization due to this pandemic. There are not enough healthcare workers to support our entire population throughout this pandemic, let alone enough to support our elderly population. The responsibility of taking care of elderly family members is increasingly falling on the family, and they need help.

5. Rise of the Care Economy. The term “Care Economy” refers to the money people contribute to care for people until the end of their lives; the Care Economy offsets the deficiencies within the healthcare system and the desire to age in place. There has been little innovation in the industry because the majority of PERS are operated by home security companies. It is not their main line of business, and they have little expertise in developing or launching machine-learning algorithms or artificial intelligence.

The PERS Opportunity

PERS, also known as a medical alert or medical alarm system, is designed to indicate the presence of a threat that requires immediate attention and then immediately contacts a trusted family member and the emergency medical workforce. Unlike conventional alarm systems which consist of a transmitter and are activated in the case of an emergency, PERS transmits signals to an alarm monitoring medical team, which then departs for the location where the alarm was activated. These types of medical alarms are traditionally utilized by the disabled, elderly or those living alone.

The PERS market is generally divided into direct-to-consumer (“DTC”) and Healthcare Partner (“Healthcare”) customer channels. With the advent of new technologies, demographic changes, and the five previously stated trends in healthcare, an expanded opportunity exists for LogicMark to provide at-home and on-the-go health and safety solutions to both customer channels.

For LogicMark, growing the Healthcare opportunity relies on partnering with organizations such as government, Medicaid, hospitals, insurance companies, managed care organizations, affiliates and dealers. Partners can provide leads at no cost for new and replacement customers, have significant buying power and can provide collaboration on product research and development.

Our longstanding partnership with the VA is a good example. LogicMark has been selling PERS devices to the U.S. government for many years. The signing of the GSA Agreement in 2021 further strengthens our partnership with the government and expands our ability to capture new sales. We envision a focus on growing the Healthcare channel during 2022 given lower acquisition costs and higher customer unit economics.

In addition to the Healthcare channel, LogicMark also expects to grow sales volume by establishing a DTC channel. It is estimated that approximately 70% of PERS customers fall into the DTC category. Family members regularly conduct research and purchase PERS devices for their loved ones through online portals. The Company expects traditionally higher customer acquisition costs to be balanced by higher sales growth and lower sales cycles with an online DTC channel.

With the growth in IoT devices, data driven solutions using artificial intelligence and machine learning are helping guide the growth of the PERS industry. In both the Healthcare and DTC channels, product offerings can include 24/7 emergency response, fall detection, activity monitoring, medication management, caregiver and patient portals, concierge services, telehealth, vitals monitoring, and customer dashboards. These product offerings are primarily delivered via mobile and home-base equipment. LogicMark will also pursue research and development partnerships to grow our product offering.

Corporate Information

We were incorporated in the State of Delaware on February 8, 2012. In 2016, we acquired LogicMark, LLC, which operated as a wholly-owned subsidiary of the Company until December 30, 2021 when it was merged into the Company (formerly known as Nxt-ID Inc.) along with the Company’s other subsidiary, 3D-ID, LLC. Effective February 28, 2022, the Company changed its name from Nxt-ID, Inc. to LogicMark, Inc. The Company has realigned its business strategy with that of its former LogicMark, LLC operating division, managing contract manufacturing and distribution of non-monitored and monitored PERS sold through the VA, healthcare durable medical equipment dealers and distributors and monitored security dealers and distributors.

Our principal executive office is located at 2801 Diode Lane, Louisville, KY 40299, and our telephone number is (502) 519-2419. Our website address is www.logicmark.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus. The information on our website is not part of this prospectus.

THE OFFERING

Units offered by us	[●] Units, each consisting of one share of Common Stock and one Warrant to purchase one share of Common Stock. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Common Stock and Warrants are immediately separable and will be issued separately in this offering.

Warrants offered by us	Each Warrant will have an exercise price of $[●] ([●]% of the public offering price per Unit, based on an assumed public offering price of $[●] per Unit). Each Warrant will be immediately exercisable by paying the aggregate exercise price for the Warrants being exercised and, in the event there is, at any time, after the initial exercise date, no effective registration statement registering the Warrant Shares, or the prospectus contained therein is not available for the issuance of the Warrant Shares, then the Warrants may also be exercised on a cashless basis for a net number of shares, as provided in the formula in the Warrant. In either case, the Warrants will expire on the fifth anniversary of their initial exercise date. This offering also relates to the shares of Common Stock issuable upon exercise of the Warrants. See “Description of the Securities That We Are Offering – Warrants”.

Assumed public offering price	$[●] per Unit. The actual number of Units that we will offer will be determined based on the actual public offering price.

Option to purchase additional securities

We have granted the underwriter an option for a period of up to 45 days following the date of this prospectus to purchase from us up to [●] additional shares of Common Stock and/or up to an additional [●] Warrants. The underwriter may exercise the option with respect to Common Stock only, Warrants only, or any combination thereof. The purchase price to be paid per share of Common Stock will be equal to the public offering price of one Unit (less the purchase price allocated to the Warrant, $[●] per Warrant), less the underwriting discounts and commissions, and the purchase price to be paid per additional Warrant will be $[●]. No underwriting discounts and commissions will be payable by us if the underwriter exercises the option for Warrants.

Common Stock outstanding after this offering (1)	[●] shares of Common Stock, based on an assumed public offering price of $[●] per Unit and assuming no exercise of any of the Warrants.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $[●] based on an assumed public offering price of $[●] per Unit, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for new product development and working capital. See “Use of Proceeds” on page 11 of this prospectus.

Risk factors

An investment in our securities is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 5 and other information in this prospectus for a discussion of factors to consider before deciding to invest in the securities offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Voting Agreement

We expect certain investors who purchase in excess of $[●] in this offering to agree with the underwriter to enter into a voting agreement pursuant to which such investors agree to vote all shares of Common Stock they beneficially own on the closing date of this offering, including the shares of Common Stock purchased by them in this offering, with respect to any proposals presented to the stockholders of the Company at the Company’s next stockholders meeting, which is expected to be held on or around [●], 2022; provided, however, that such requirement will not require such investor to vote its shares for or against any particular proposal or proposals, whether or not such proposal or proposals are recommended by our Board.

Lock-up agreements

We, our directors and officers and certain holders of three percent (3.0%) or more of our outstanding shares of Common Stock have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into common stock for a period of six (6) months from the closing date of this offering without the prior written consent of the underwriter. See “Underwriting—Lock-up Agreements.”

Transfer agent and registrar	The transfer agent and registrar for our Common Stock is Nevada Agency and Transfer Company, with its business address at 50 West Liberty Street, Suite 880, Reno NV 89501.

Nasdaq symbol and trading

Our Common Stock is listed on Nasdaq under the symbol “LGMK”. There is no established trading market for the Warrants, and we do not expect a trading market for the Warrants to develop. We do not intend to list the Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited.

(1)	Shares of our Common Stock that will be outstanding after this offering is based on 9,608,937 shares of Common Stock outstanding as of December 2, 2022, and excludes the following as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 4,295,380 shares of Common Stock at a weighted average exercise price of approximately $6.02 per share, (ii) the exercise of outstanding options granted to certain directors of the Company to purchase up to an aggregate of 530,000 shares of Common Stock at a weighted average exercise price of $2.61 per share, (iii) the conversion of the 173,333 outstanding shares of Series F Preferred Stock into up to 115,556 shares of Common Stock based on a conversion price equal to $4.50 per share and all shares of Common Stock payable as dividends on such shares of Series F Preferred Stock, (iv) the shares of our Common Stock issuable pursuant to the exercise of the Warrants issued in this offering, and (v) the shares of our Common Stock issuable upon exercise of the underwriter’s option to purchase additional securities from us in this offering.

RISK FACTORS

An investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference herein before you decide to invest in our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities.

Risks Related to this Offering and Ownership of Our Common Stock

The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of Common Stock at or above the public offering price of the Common Stock purchased in this offering, which may result in substantial losses to you.

The market for our Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our Common Stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our Common Stock could, for example, decline precipitously in the event that a large number of our Common Stock is sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of Common Stock on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance.

Because of volatility in the stock market in general, the market price of our Common Stock will also likely be volatile.

The stock market in general, and the market for stocks of healthcare technology companies in particular, has been highly volatile. As a result, the market price of our Common Stock is likely to be volatile, and investors in our Common Stock may experience a decrease, which could be substantial, in the value of their shares of Common Stock or the loss of their entire investment for a number of reasons, including reasons unrelated to our operating performance or prospects. The market price of our Common Stock could be subject to wide fluctuations in response to a broad and diverse range of factors, including those described elsewhere in this “Risk Factors” section and this prospectus and the following:

●	recent price volatility and any known risks of investing in our Common Stock under these circumstances;

●	the market price of our Common Stock prior to the recent price volatility;

●	any recent change in financial condition or results of operations, such as in earnings, revenues or other measure of company value that is consistent with the recent change in the prices of our Common Stock; and

●	risk factors addressing the recent extreme volatility in stock price, the effects of a potential “short squeeze” due to a sudden increase in demand for our Common Stock as a result of current investor exuberance associated with technology-related stocks, the impact that this offering could have on the price of our Common Stock and on investors where there is a significant number of shares of Common Stock being offered relative to the number of shares of our Common Stock currently outstanding and, to the extent that the Company expects to conduct additional offerings in the future to fund its operations or provide liquidity, the dilutive impact of those offerings on investors that purchase such shares in the offering at a significantly higher price.

Substantial future sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

We expect that significant additional capital will be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our Common Stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock.

We have been notified by The Nasdaq Stock Market LLC of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Common Stock could be delisted from Nasdaq.

Our Common Stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements.

On October 31, 2022, we received a written notification from the Listing Qualifications Department of the Nasdaq Stock Market LLC notifying us that we were not in compliance with the minimum bid price requirement for continued listing on Nasdaq, as set forth under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), because the closing bid price of our Common Stock was below $1.00 per share for the previous thirty (30) consecutive business days. We were granted 180 calendar days, or until May 1, 2023, to regain compliance with the Minimum Bid Price Requirement. In the event we do not regain compliance with the Minimum Bid Price Requirement by May 1, 2023, we may be eligible for an additional 180-calendar day grace period. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement, and will need to provide written notice to The Nasdaq Stock Market LLC of our intent to regain compliance with such requirement during such second compliance period. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted, The Nasdaq Stock Market LLC will provide notice that our Common Stock will be subject to delisting from Nasdaq. At that time, we may appeal The Nasdaq Stock Market LLC’s determination to a hearings panel.

There can be no assurances that we will be able to regain compliance with the Minimum Bid Price Requirement or if we do later regain compliance with the Minimum Bid Price Requirement, that we will be able to continue to comply with all applicable Nasdaq listing requirements now or in the future. If we are unable to maintain compliance with these Nasdaq requirements, our Common Stock will be delisted from Nasdaq.

In the event that our Common Stock is delisted from Nasdaq, as a result of our failure to comply with the Minimum Bid Price Requirement, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and is not eligible for listing on another exchange, trading in the shares of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute the ownership of the Common Stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over such stockholders, it may negatively impact the trading price of our shares of Common Stock.

You may experience immediate and substantial dilution in the book value per share of the securities that you purchase in this offering.

The public offering price of the shares of Common Stock included in the Units being offered hereby is substantially higher than the net tangible book value per share of our Common Stock. Therefore, if you purchase securities in this offering, you will pay a price per share of Common Stock included as part of the Units that substantially exceeds our net tangible book value per share of Common Stock included as part of the Units. Based on the assumed public offering price of $[●] per Unit, you will experience immediate dilution of approximately $[●] per share of Common Stock included as part of the Units, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the assumed public offering price per Unit. In addition, if previously issued warrants, options and shares of our preferred stock are exercised for or converted into Common Stock at prices below the assumed public offering price of our Units, or the Warrants being offered in this offering are accounted for as liabilities, you will experience further dilution. See “Dilution” for a more detailed discussion of the dilution you may incur in connection with this offering. In addition, there is no guarantee that the public offering price per Unit post-offering will not decrease due to market conditions. The actual offering price per Unit may be at, above or below such assumed public offering price and will be determined at pricing based on, among other factors, the closing bid price of the Common Stock on the effective date of the registration statement of which this prospectus forms a part.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board. Our Board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the Company. For example, it would be possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. The Series C Preferred Stock currently ranks senior to the Common Stock and our Series F Preferred Stock, and any class or series of capital stock created after the Series C Preferred Stock and has a special preference upon the liquidation of the Company. The Series F Preferred Stock currently ranks senior to the Common Stock and any class or series of capital stock created after the Series F Preferred Stock and has a special preference upon the liquidation of the Company. For further information regarding our shares of (i) Series C Preferred Stock, please refer to the Certificate of Designation filed as an exhibit to, and the disclosure contained in, the Series C Certificate of Designations filed as an exhibit to, and the disclosure contained in, our Current Report on Form 8-K filed with the SEC on May 30, 2017 and (ii) Series F Preferred Stock, please refer to the Form of Series F Certificate of Designation filed as an exhibit to, and the disclosure contained in, our Current Report on Form 8-K filed with the SEC on August 17, 2021.

If and when a larger trading market for our Common Stock develops, the market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares of Common Stock at or above the public offering price of the shares of Common Stock in this offering.

The market price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our Common Stock or other securities by us or in the open market;

●	changes in the market valuations of other comparable companies; and

●	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the recent outbreak of COVID-19, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our Common Stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our Common Stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

We may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution to our stockholders.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Common Stock may depend in part on the research and reports that securities or industry analysts may publish about us or our business, our market and our competitors. We do not have any control over such analysts. If one or more such analysts downgrade or publish a negative opinion of our Common Stock, our share price would likely decline. If analysts do not cover our Company or do not regularly publish reports on us, we may not be able to attain visibility in the financial markets, which could have a negative impact on our share price or trading volume.

We do not anticipate paying dividends on our Common Stock in the foreseeable future; you should not invest in our shares of Common Stock if you expect dividends.

The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board may consider relevant. If we do not pay dividends, our shares of Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Additionally, the holder of our shares of Series C Preferred Stock are entitled to receive dividends pursuant to the Series C Certificate of Designations. The Series C Certificate of Designations requires us to pay cash dividends on our Series C Preferred Stock on a quarterly and cumulative basis at a rate of five percent (5%) per annum commencing on the date of issuance of such shares, which rate increases to fifteen percent (15%) per annum in the event that the Company’s market capitalization is $50 million or greater for thirty consecutive days. We are currently obligated to declare and pay $75,000 in quarterly dividends on our shares of Series C Preferred Stock. The Series F Certificate of Designation required us to pay dividends on our Series F Preferred Stock at a rate of ten percent (10%) per annum commencing on the date of issuance of such shares, which were payable until the earlier of the date on which such shares were converted or twelve months from such date of issuance, as applicable. As of the date of this prospectus, we are no longer obligated to declare and pay dividends on outstanding shares of Series F Preferred Stock, as such shares were issued over twelve months prior to such date, and an aggregate of approximately 37,800 shares of Common Stock are payable as dividends to the holder of our shares of Series F Preferred Stock.

Subject to the payment of dividends on our shares of Series C Preferred Stock, we currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a stockholder’s ability to buy and sell our shares Common Stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our shares of Common Stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business.

There is no public market for the Warrants.

There is no established public trading market for the Warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants will be limited.

The Warrants in this offering are speculative in nature.

Following this offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their imputed public offering price. In the event that our Common Stock price does not exceed the exercise price of the Warrants during the period when such Warrants are exercisable, such Warrants may not have any value. Furthermore, each Warrant will expire five years from its initial exercise date.

Holders of the Warrants will not have rights of holders of our shares of Common Stock until such Warrants are exercised.

The Warrants in this offering do not confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of our Common Stock at a fixed price. Until holders of Warrants acquire shares of our Common Stock upon exercise of the Warrants, holders of Warrants will have no rights with respect to our shares of Common Stock underlying such Warrants.

Risks Relating to our Business

We are uncertain of our ability to generate sufficient revenue and profitability in the future.

We continue to develop and refine our business model, but we can provide no assurance that we will be able to generate a sufficient amount of revenue, from our business in order to achieve profitability. It is not possible for us to predict at this time the potential success of our business. The revenue and income potential of our proposed business and operations are currently unknown. If we cannot continue as a viable entity, you may lose some or all of your investment in our Company.

The Company generated an operating loss of $4,546,683 and a net loss of $4,488,936 for the nine months ended September 30, 2022. As of September 30, 2022, the Company had cash and cash equivalents and stockholders’ equity of $9,328,504 and $23,039,621, respectively. As of September 30, 2022, the Company had working capital of $9,391,383, compared to working capital on December 31, 2021, of $13,098,049.

We cannot provide any assurance that we will be able to raise additional cash from equity financings, secure debt financing, and/or generate revenue from the sales of our products. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this prospectus and in our other filings with the SEC incorporated by reference to the registration statement of which this prospectus forms a part, contains forward-looking statements within the meaning of Section 21(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). These forward-looking statements include, without limitation: statements regarding proposed new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of our management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements in this prospectus, any supplements or amendments thereto or in any of the documents that we incorporate by reference into the registration statement of which this prospectus forms a part, including, among other things:

●	our ability to generate sufficient revenue and profitability in the future;

●	the ongoing effects of the COVID-19 pandemic on our business, financial condition and results of operations;

●	the risk that significant disruptions of information technology systems or security breaches could materially adversely affect our business;

●	any defects or disruptions in our products or services could diminish demand for such products or services and subject us to substantial liability;

●	our supply chains in Hong Kong subject us to risks and uncertainties relating to the laws and regulations of China and the changes in relations between the United States and China;

●	our ability to keep pace with changing industry technology and consumer preferences, develop and introduce new products, and obtain new patents;

●	our ability to obtain additional capital required to finance our research and development efforts and sales and marketing efforts;

●	our ability to protect our intellectual property rights adequately may not be certain and the impact of claims by others that we infringe on their intellectual property rights could increase our expenses and delay the development of our business;

●	our ability to identify, hire, and retain management, engineering and sales and marketing personnel;

●	the potential strain on our resources, including our employee base, during periods of rapid growth and expansion;

●	our dependence on contract manufacturers and the harm to our production and products if they are unable to meet our volume and quality requirements and alternative sources are not available;

●	our products and technologies may not be accepted by the intended commercial consumers of our products; and

●	other risks and uncertainties discussed under the caption “Risk Factors” in this prospectus and in documents incorporated by reference in this prospectus.

The foregoing list of factors is not exclusive. For further information about these and other risks, uncertainties and factors affecting our business and prospects, please review the disclosures contained in our filings made with the SEC. You should not place undue reliance on any forward-looking statements. Any forward-looking statement or information speaks only as of the date on which it is made. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we expressly disclaim any intent or obligation to update any forward-looking statements or risk factors, whether written or oral, that may be made from time to time by or on behalf of us or our subsidiaries, whether as a result of new information, future events or changed circumstances or for any other reason after the date of such forward-looking statements or risk factors. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus, any supplements or amendments thereto and in any documents that we incorporate by reference into the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the securities offered hereby will be $[●] ($[●] if the underwriters exercise their option in full solely for shares of Common Stock and $[●] if the underwriters exercise their over-allotment option in full solely for Warrants), based on an assumed public offering price of $[●] per Unit, and after deducting commissions and estimated offering expenses payable by us. We will only receive additional proceeds from the exercise of the Warrants issuable in this offering if the Warrants are exercised at their assumed exercise price of $[●] per share and the holders of such Warrants pay the exercise price of such Warrants in cash.

As of the date of this prospectus, we cannot predict with certainty all the uses for the net proceeds to be received upon the completion of this offering. We currently intend to use the net proceeds from this offering for new product development and working capital. We may also use a portion of the net proceeds for the acquisitions of businesses, products, technologies or licenses that are complementary to our business, although we have no present commitments or agreements to do so. We have not allocated specific amounts of net proceeds for any of these purposes.

Each $1.00 increase in the assumed public offering price of $[●] per Unit, would increase the net proceeds to us from this offering by approximately $[●] million, assuming the number of Units offered by us, as set forth on the cover of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the Warrants and the underwriter’s option to purchase additional securities from us. We may also increase or decrease the number of Units that we are offering. An increase (decrease) of 1,000,000 Units offered by us would increase (decrease) the net proceeds to us from this offering by approximately $[●] million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the underwriter’s option and that the public offering price of such shares Units remains as set forth on the cover page of this prospectus remains the same. The as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends in the foreseeable future.

The payment of dividends on our Common Stock will be at the discretion of our Board, are subject to the terms of the Series C Certificate of Designations and the dividend payments made to holders of our shares of Series C Preferred Stock, and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our Board may deem relevant. The Series F Certificate of Designation required us to pay dividends on our Series F Preferred Stock commencing on the date of issuance of such shares, which were payable until the earlier of the date on which such shares were converted or twelve months from such date of issuance, as applicable. As of the date of this prospectus, we are no longer obligated to declare and pay dividends on outstanding shares of Series F Preferred Stock, as such shares were issued over twelve months prior to such date. See “Risk Factors – We do not anticipate paying dividends on our Common Stock in the foreseeable future; you should not invest in our shares of Common Stock if you expect dividends”.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of September 30, 2022:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the issuance and sale of [●] Units at an assumed public offering price of $[●] per Unit, assuming no exercise of any Warrants, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which are incorporated by reference in this prospectus. The information below has also been provided on an as adjusted basis to give further effect to this current offering.

	Actual	As Adjusted
Cash and cash equivalents	$9,328,504	[●]
Series C Redeemable Preferred Stock, par value $0.0001 per share: 2,000 shares designated and 200 issued and outstanding – actual and as adjusted	1,807,300	1,807,300

Stockholders’ Equity:
Preferred stock, par value $0.0001 per share: 10,000,000 shares authorized:
Series F Preferred Stock, par value $0.0001 per share: 1,333,333 shares designated and 173,333 shares issued and outstanding – actual and as adjusted	520,000	520,000
Common Stock, par value $0.0001 per share: 100,000,000 shares authorized, 9,608,937 shares issued and outstanding – actual, and [●] shares issued outstanding, as adjusted	961	[●]
Additional paid-in capital	105,697,391	[●]
Accumulated deficit	(83,178,731)	[●]
Total stockholders’ equity	23,039,621	[●]

Total capitalization	$24,846,921	[●]

A $1.00 increase in the assumed public offering price of $[●] per Unit (which is based on the last reported closing price of our Common Stock of $[●] per share on [●], 2022), would increase cash and cash equivalents, working capital, total assets, and total stockholders’ equity by approximately $[●] million, assuming the number of Units offered by us, as set forth on the cover of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the Warrants and the underwriter’s option to purchase additional securities from us. An increase (decrease) in the number of Units that we are offering of 1,000,000 Units offered by us would increase (decrease) cash and cash equivalents, working capital, total assets, and total stockholders’ equity by approximately $[●] million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the Warrants and assuming no exercise of the underwriter’s option and that the public offering price of such Units remains as set forth on the cover page of this prospectus remains the same. The as adjusted information discussed above is illustrative only and will adjust based on the actual offering price and other terms of this offering determined at pricing.

The total number of shares of our Common Stock reflected in the discussion and tables above is based on 9,608,937 shares of our Common Stock outstanding as of September 30, 2022 and assumes no exercise of the underwriter’s over-allotment option, which number of outstanding shares excludes as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 4,295,380 shares of Common Stock at a weighted average exercise price of $6.02 per share; (ii) the exercise of outstanding options to purchase up to an aggregate of 444,660 shares of Common Stock at a weighted average exercise price of $2.96 per share; (iii) the conversion of the 173,333 outstanding shares of Series F Preferred Stock into any shares of Common Stock; and (iv) the exercise of any Warrants issued in connection with this offering.

DILUTION

If you invest in the securities being offered by this prospectus, your interest will be diluted immediately to the extent of the difference between the public offering price per Unit and the as adjusted net tangible book value per share of our Common Stock after this offering.

Our historic net tangible book value as of September 30, 2022 was approximately $9,988,121, or $1.04 per share of our Common Stock. Historic net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by 9,608,937 shares of Common Stock outstanding at September 30, 2022.

After giving effect to our sale in this offering of [●] Units offered by this prospectus (assuming a public offering price of $[●] per Unit), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming no exercise of the Warrants or of the over-allotment option, our as adjusted net tangible book value as of September 30, 2022 would have been approximately $[●] or approximately $[●] per share. This represents an immediate increase in as adjusted net tangible book value of approximately $[●] per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $[●] per share to purchasers of our securities in this offering, as illustrated by the following table:

Assumed public offering price per Unit			$	[●]
Historical net tangible book value per share at September 30, 2022, before giving effect to this offering		$1.04
Increase (decrease) in net tangible per share attributable to investors in this offering	$	[●]
Net tangible book value per share, as adjusted to give effect to this offering	$	[●]
Dilution to as adjusted net tangible book value per share to investors in this offering			$	[●]

If the underwriters exercise their option to purchase additional shares of Common Stock in full, after deducting the underwriting discounts and commissions and based on the other above assumptions, the as adjusted net tangible book value per share after this offering would be $[●] per share, the incremental increase in the as adjusted net tangible book value per share to existing stockholders would be $[●] per share and the dilution to new investors purchasing shares in this offering would be $[●] per share.

A $1.00 increase in the assumed public offering price of $[●] per Unit (which is based on the last reported closing price of our Common Stock of $[●] per share on [●], 2022), would increase our as adjusted net tangible book value after giving effect to this offering by approximately $[●] and the dilution to as adjusted net tangible book value per share to new investors in this offering by $[●] per share, assuming the number of Units and commissions and estimated offering expenses payable by us and assuming no exercise of the Warrants and the underwriter’s option to purchase additional securities from us in this offering.

The following table summarizes as of September 30, 2022, on an as adjusted basis, as described above, the number of shares of our Common Stock, the total consideration and the average price per share (1) paid to us by our existing stockholders and (2) to be paid by investors purchasing Units in this offering, assuming a public offering price of $[●] per Unit offered by this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration				Average Price
	Number	Percent		Amount		Percent		Per Share
Existing stockholders	9,608,937	[●]	%		$105,726,080	[●]	%		$11.00
New investors	[●]	[●]	%	$	[●]	[●]	%	$	[●]
Total	[●]	100%		$	[●]	100%		$	[●]

The total number of shares of our Common Stock reflected in the discussion and tables above is based on 9,608,937 shares of our Common Stock outstanding as of September 30, 2022 and does not take into account the exercise of the underwriter’s over-allotment option and excludes as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 4,295,380 shares of Common Stock at a weighted average exercise price of $6.02 per share; (ii) the exercise of outstanding options of the Company to purchase up to an aggregate of 444,660 shares of Common Stock at a weighted average exercise price of $2.96 per share; (iii) the conversion of the 173,333 outstanding shares of Series F Preferred Stock into any shares of Common Stock; and (iv) the exercise of any Warrants issued in connection with this offering.

To the extent that our outstanding options, warrants or shares of Series F Preferred Stock are exercised or converted, as applicable, you could experience further dilution. To the extent that we raise additional capital through the sale of additional equity, the issuance of any of our shares of Common Stock could result in further dilution to our stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 2, 2022, information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Common Stock, Series C Preferred Stock, and Series F Preferred Stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

The percentage ownership information shown in the table prior to this offering is based upon 9,608,937 shares of Common Stock, 200 shares of Series C Preferred Stock, and 173,333 shares of Series F Preferred outstanding as of December 2, 2022. The percentage ownership information shown in the table after this offering is based upon [●] shares of Common Stock (based on the sale of [●] shares of Common Stock in this offering, assuming a public offering price of $[●] per Unit), 200 shares of Series C Preferred Stock, and 173,333 shares of Series F Preferred Stock convertible into an aggregate of 115,556 shares of Common Stock, outstanding as of such date, assuming no exercise of any Warrants and no exercise by the underwriters of their option to purchase additional securities from us.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable for shares of Common Stock or Series C Preferred Stock within sixty (60) days of December 2, 2022. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock, Series C Preferred Stock or Series F Preferred Stock shown that they beneficially own, subject to community property laws where applicable.

For purposes of computing the percentage of outstanding shares of our Common Stock, Series C Preferred Stock, and Series F Preferred Stock held by each person or group of persons named above, and any shares of Common Stock, Series C Preferred Stock, or Series F Preferred Stock that such person or persons has the right to acquire within sixty (60) days of December 2, 2022 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares of Common Stock, Series C Preferred Stock, and Series F Preferred Stock listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of each beneficial owner listed in the table below is c/o LogicMark, Inc., 2801 Diode Lane, Louisville, KY 40299.

	Shares Beneficially Owned Prior to the Offering							Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Common Stock		Series C Preferred Stock		Series F Preferred Stock		% Total Voting	Common Stock		Series C Preferred Stock		Series F Preferred Stock		% Total Voting
Non-Director or Officer 5% Stockholders:	Shares	%	Shares	%	Shares	%	Power(1)	Shares	%	Shares	%	Shares	%	Power(1)
Anson Investments Master Fund LP (2)	1,066,473	9.99	--	--	--	--	9.99	[●]	9.99	--	--	--	--	9.99

Alpha Capital Anstalt(3)	988,200	9.33	--	--	173,333	100	9.32	[●]	[●]	--	--	173,333	100	[●]

Giesecke & Devrient Mobile Security America, Inc.(4)	--	--	200	100	--	--	*	--	--	200	100	--	--	*

Directors and executive officers:

Chia-Lin Simmons, Chief Executive Officer and Director(5)	470,705	4.90	--	--	--	--	4.90	470,705	[●]	--	--	--	--	[●]

Mark Archer, Chief Financial Officer(6)	129,384	1.35	--	--	--	--	1.35	129,384	[●]	--	--	--	--	[●]

Vincent S. Miceli, Former Chief Executive Officer, Former Chief Financial Officer and Former Director	107,725	1.12	--	--	--	--	1.12	107,725	[●]	--	--	--	--	[●]

Sherice Torres, Director(7)	26,931	*	--	--	--	--	*	26,931	[●]	--	--	--	--	[●]

John Pettitt, Director(8)	26,931	*	--	--	--	--	*	26,931	[●]	--	--	--	--	[●]

Barbara Gutierrez, Director(9)	22,385	*	--	--	--	--	*	22,385	[●]	--	--	--	--	[●]

Robert A. Curtis, Pharm.D. Director(10)	62,903	*	--	--	--	--	*	62,903	[●]	--	--	--	--	[●]

Directors and Executive Officers as a Group (7 persons)	846,964	8.71	--	--	--	--	8.65	846,964	[●]	--	--	--	--	[●]

*	Less than 1%

(1)	Shares of Common Stock issuable pursuant to options, preferred stock or warrants currently convertible or exercisable, or convertible or exercisable within sixty (60) days, are considered outstanding for purposes of computing the percentage beneficial ownership of the holder of such options, preferred stock or warrants; they are not considered outstanding for purposes of computing the percentage of any other stockholder. Percentage of total voting power represents voting power with respect to all shares of Common Stock, Series C Preferred Stock and Series F Preferred Stock. The holders of our Common Stock and Series C Preferred Stock are entitled to one vote per share. The holders of our Series F Preferred Stock vote on as as-converted to Common Stock basis.

(2)	Beneficial ownership includes warrants exercisable for up to an aggregate of 1,066,473 shares of Common Stock. The warrants are subject to certain beneficial ownership limitations, which provide that a holder of the warrants will not have the right to exercise any portion thereof if the holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the Common Stock outstanding, provided that upon at least 61 days’ prior notice to us, the holder may increase or decrease such limitation up to a maximum of 9.99% of the shares of Common Stock outstanding. Beneficial ownership excludes warrants exercisable into 674,506 shares of Common stock that are subject to the limitations in such warrants. Anson Advisors Inc. (“AAI”) and Anson Funds Management LP (“AFM”, and together with AAI, “Anson”) are the co-investment advisers of Anson Investments Master Fund LP (“AIMF”). Anson holds voting and dispositive power over the securities held by AIMF. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of AFM. Moez Kassam and Amin Nathoo are directors of AAI. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of the AIMF is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(3)	Beneficial ownership includes warrants exercisable for up to an aggregate of 988,200 shares of Common Stock and 173,333 shares of Series F Preferred Stock convertible into 115,556 shares of Common Stock. The warrants are subject to certain beneficial ownership limitations, which provide that a holder of the warrants will not have the right to exercise any portion thereof if the holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the Common Stock outstanding, provided that upon at least 61 days’ prior notice to us, the holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding. Konrad Ackermann has voting and investment control over the securities held by Capital Anstalt. The principal business address of Alpha Capital Anstalt is c/o Lettstrasse 32, FL-9490 Vaduz, Furstentums, Liechtenstein.

(4)	Giesecke & Devrient Mobile Security America, Inc. (“G&D”) is the sole holder of our Series C Preferred Stock and thus has 100% of the voting power of our outstanding shares of Series C Preferred Stock, which have the same voting rights as our shares of Common Stock (one vote per share). The address for G&D is 45925 Horseshoe Drive, Dulles, VA 20166.

(5)	Represents (i) 266,560 shares of restricted stock granted outside the 2013 Long Term Incentive Plan (“2013 LTIP”) and the 2017 Stock Incentive Plan (“2017 SIP”), which vest over a period of 48 months, with one quarter on the anniversary of the grant and 1/36 each subsequent month until all shares have vested, so long as Ms. Simmons remains in the service of the Company and (ii) 204,145 shares of restricted stock granted under the 2013 LTIP, which shares vest over a period of three (3) years commencing on January 3, 2022, with 34,045 shares to vest on July 3, 2022, and thereafter, 17,010 shares to vest on the first day of each subsequent quarter until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter.

(6)	Represents shares of restricted stock granted outside the 2013 LTIP and the 2017 SIP, which vest over a period of 48 months, with one quarter on the anniversary of the grant and 1/36 each subsequent month until all shares have vested, so long as Mr. Archer remains in the service of the Company. In addition, FLG Partners, LLC (“FLG Partners”), of which Mr. Archer is a partner, was granted 6,810 restricted shares of Common Stock. This grant will vest one quarter on July 15, 2022, with subsequent vesting at 6.25% for each three-month period thereafter. Mr. Archer disclaims beneficial ownership of such shares of Common Stock granted to FLG Partners.

(7)	Includes stock options exercisable for 26,931 shares of Common Stock at a weighted average exercise price of $1.11 per share.

(8)	Includes stock options exercisable for 26,931 shares of Common Stock at a weighted average exercise price of $1.11 per share.

(9)	Includes stock options exercisable for 22,385 shares of Common Stock at a weighted average exercise price of $0.89 per share.

(10)	Includes stock options exercisable for 44,433 shares of Common Stock at the exercise price of $2.47 per share.

DESCRIPTION OF SECURITIES THAT WE ARE OFFERING

We are offering [●] Units, each Unit consisting of one share of our Common Stock and one Warrant. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of our Common Stock included in the Units will be issued separately from the Warrants included in the Units. We are also registering the shares of our Common Stock issuable from time to time upon exercise of the Warrants offered hereby. The following descriptions of our Common Stock, Warrants and certain provisions of our Certificate of Incorporation, our by-laws and Delaware law are summaries. You should also refer to our Certificate of Incorporation and our by-laws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

The Company is authorized to issue 110,000,000 shares of its capital stock consisting of (a) 100,000,000 shares of Common Stock and (b) 10,000,000 shares of “blank check” preferred stock, of which 2,000 shares of preferred stock were designated as the Series C Preferred Stock and 1,333,333 shares of preferred stock were designated as Series F Preferred Stock.

As of December 2, 2022, 9,608,937 shares of our Common Stock were issued and outstanding, held by 88 stockholders of record (which do not include shares of Common Stock held in street name), which number excludes the following as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 4,295,380 shares of Common Stock with an approximate weighted average exercise price and remaining life in years of $6.02 and 4.02, respectively, and (ii) the exercise of outstanding options to purchase up to an aggregate of 530,000 shares of Common Stock at a weighted average exercise price of $2.61 per share. In addition, as of December 2, 2022, 200 shares of our Series C Preferred Stock were issued and outstanding, held by one stockholder of record and 173,333 shares of Series F Preferred Stock were issued and outstanding, held by one stockholder of record. The Series C Preferred Stock ranks senior to the Common Stock and the Series F Preferred Stock with respect to dividends and redemption rights and rights upon liquidation, dissolution or winding up of the Company and the Series F Preferred Stock ranks senior to the Common Stock with respect to dividends and redemption rights and rights upon liquidation, dissolution or winding up of the Company.

Common Stock

Each share of Common Stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. Our stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of our Common Stock who hold, in the aggregate, more than 50% of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our Common Stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Warrants

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant.

Duration and Exercise Price

Each Warrant offered hereby will have an initial exercise price per share equal to $[●] per share, based on the assumed public offering price of $[●] per Unit. The Warrants will be immediately exercisable by paying the aggregate exercise price for the shares of Common Stock being exercised or exercised on a cashless basis after the initial exercise date for a net number of shares of Common Stock, as provided in the formula in the Warrants, and in either case, will expire on the fifth anniversary of their initial exercise date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Warrants will be issued separately from the shares of Common Stock offered hereby, and may be transferred separately immediately thereafter. A Warrant to purchase one (1) share of our Common Stock will be issued for every one (1) share of Common Stock purchased in this offering.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of such a fundamental transaction, the holders will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require the company or the successor entity purchase the Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Warrant) of the remaining unexercised portion of the Warrant on the date of the consummation of such transaction. However, if such fundamental transaction is not within the Company’s control, including not approved by the Board, the holder will only be entitled to receive from the Company or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant together with the appropriate instruments of transfer.

Exchange Listing

There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants.

Amendment and Waiver

The Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company and the holders of at least fifty-five (55%) of the shares Common Stock issuable upon the exercise of the then-outstanding Warrants (determined without giving effect to the exercise limitation provisions of the Warrants); provided such modification, amendment or waiver applies to all of the then-outstanding Warrants.

Anti-Takeover Provisions

Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Anti-Takeover Effects of Certain Provisions of our Bylaws

Our bylaws provide that directors may be removed by the stockholders with or without cause upon the vote of a majority of the holders of Common Stock then entitled to vote. Furthermore, the authorized number of directors may be changed only by resolution of the Board or of the stockholders, and vacancies may only be filled by a majority vote of the directors, including those who may have resigned. Except as otherwise provided in the bylaws and the Certificate of Incorporation any vacancies or newly created directorships on the Board resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Our bylaws also provide that only our chairman of the Board, chief executive officer, president or one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting may call a special meeting of stockholders.

The combination of these provisions makes it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Since our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Nevada Agency and Transfer Company, which is located at 50 West Liberty Street, Suite 880, Reno NV 89501and its telephone number is (775) 322-0626.

Nasdaq Listing

Our Common Stock is listed on Nasdaq under the symbol “LGMK”.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF
COMMON STOCK AND WARRANTS

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Stock, and the acquisition, ownership, exercise, expiration or disposition of the Warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt or government organizations;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock;

●	certain U.S. expatriates, citizens or former long-term residents of the United States;

●	persons who hold our shares of Common Stock or Warrants as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

●	persons who do not hold our Common Stock or Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

●	persons deemed to sell our Common Stock or Warrants under the constructive sale provisions of the Code;

●	pension plans;

●	partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities;

●	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	integral parts or controlled entities of foreign sovereigns;

●	controlled foreign corporations;

●	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or

●	persons that acquire our Common Stock or Warrants as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our Common Stock or Warrants, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our Common Stock or Warrants, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our Common Stock or Warrants.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Common Stock or Warrants arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of a U.S. Holder

For purposes of this summary, a “U.S. Holder” is any beneficial owner of our Common Stock or Warrants that is a “U.S. person,” and is not a partnership, or an entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our Common Stock or Warrants that is not a U.S. Holder or a partnership, or other entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Distributions on Common Stock

As discussed above under “Dividend Information – Dividend Policy,” we do not currently expect to make distributions on our Common Stock. In the event that we do make distributions of cash or other property, distributions paid on Common Stock, other than certain pro rata distributions of Common Stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the Common Stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Constructive Dividends on Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Common Stock that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not result in a constructive distribution. Any constructive distributions would generally be subject to the tax treatment described above under “Dividends on Common Stock.”

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of Common Stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Common Stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Common Stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Sale or Other Disposition, Exercise or Expiration of Warrants

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a Warrant (other than by exercise) will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Warrant for more than one year at the time of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Warrant disposed of and the amount realized on the disposition.

In general, a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. A U.S. Holder’s tax basis in a share of Common Stock received upon exercise will be equal to the sum of (1) the U.S. Holder’s tax basis in the Warrant and (2) the exercise price of the Warrant. A U.S. Holder’s holding period in the stock received upon exercise will commence on the day or the day after such U.S. Holder exercises the Warrant. No discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Warrant on a cashless basis, and U.S. Holders are urged to consult their tax advisors as to the exercise of a Warrant on a cashless basis.

If a Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the Warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in the Warrant is more than one year. The deductibility of capital losses is subject to limitations.

FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of shares of our Common Stock and Warrants issued pursuant to this offering. All prospective non-U.S. holders of our Common Stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our Common Stock. In general, a non-U.S. holder means a beneficial owner of our Common Stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our Common Stock and Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders who hold or receive our Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our Common Stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our Common Stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or former long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their Common Stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our Common Stock or Warrants.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our Common Stock.

Distributions

As discussed in the section entitled “Dividend Policy,” we do not anticipate paying any dividends on our Common Stock in the foreseeable future. If we make distributions on our Common Stock or on the Warrants (as described above under “Constructive Dividends on Warrants”), those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Stock or the Warrants, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Sale or Other Disposition of Common Stock or Warrants.” Any such distributions would be subject to the discussions below regarding back-up withholding and the Foreign Account Tax Compliance Act, or FATCA.

Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN, IRS Form W-8 BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and that are not eligible for relief from U.S. (net basis) income tax under an applicable income tax treaty generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.

Exercise or Expiration of Warrants

In general, a Non-U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price, except possibly to the extent of cash paid in lieu of a fractional share. However, no discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Warrant on a cashless basis, and Non-U.S. Holders are urged to consult their tax advisors as to the exercise of a Warrant on a cashless basis.

If a Warrant expires without being exercised, a Non-U.S. Holder that is engaged in a U.S. trade or business to which any income from the Warrant would be effectively connected or who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the expiration occurs (and certain other conditions are met) will recognize a capital loss in an amount equal to such Non-U.S. Holder’s tax basis in the Warrant. The amount paid to purchase our Common Stock and Warrants will be apportioned between them in proportion to the respective fair market values of the Common Stock and Warrants, and the apportioned amount will be the tax basis of the Common Stock and Warrants respectively. The fair market value of our Common Stock for this purpose will generally be its trading value immediately after issuance.

Gain on Sale, Exchange or Other Disposition of Our Common Stock or Warrants

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock or the Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and not eligible for relief under an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

●	we are a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our Common Stock or the Warrants. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Common Stock will not be subject to United States federal income tax if (A) in the case of our Common Stock, (a) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, and (b) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the shares of our Common Stock throughout the five-year period ending on the date of the sale or exchange; and (B) in the case of the Warrants, either (a)(i) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, (ii) the Warrants are not considered regularly traded on an established securities market and (iii) the Non-U.S. Holder does not own, actually or constructively, Warrants with a fair market value greater than the fair market value of 5% of the shares of our Common Stock, determined as of the date that such Non-U.S. Holder acquired its Warrants, or (b)(i) the Warrants are considered regularly traded on an established securities market, and (ii) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the Warrants throughout the five-year period ending on the date of the sale or exchange. The Warrants are not expected to be regularly traded on an established securities market. If the foregoing exception does not apply, and we are a USRPHC, such Non-U.S. Holder’s proceeds received on the disposition of shares will generally be subject to withholding at a rate of 15% and such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with distributions on our Common Stock or constructive dividends on the Warrants, and the proceeds of a sale or other disposition of the Common Stock or the Warrants. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. Person. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on common stock or constructive dividends on common stock paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Payment of the proceeds of the sale or other disposition of the Common Stock or the Warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of the Common Stock or the Warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

FATCA imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or, subject to the discussion of certain proposed Treasury Regulations below, gross proceeds from the sale or other disposition of, our Common Stock or the Warrants paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury. The U.S. Treasury recently released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock or the Warrants. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our Common Stock or the Warrants, and the possible impact of these rules on the entities through which they hold our Common Stock or the Warrants, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK AND WARRANTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Maxim Group LLC is acting as the sole book-running manager and representative of the underwriters in this offering. We and the representative intend to enter into an underwriting agreement with respect to the Units being offered. In connection with this offering and subject to certain terms and conditions, the underwriters named below will agree to purchase, and we will agree to sell, all of the Units in this offering to the underwriters.

Underwriter	Number of Units
Maxim Group LLC
Total

The underwriters intend to agree to purchase all the Units offered by us other than those covered by the over-allotment option to purchase additional securities described below, if it purchases any such securities, and the underwriters’ obligations will be several, which means that each underwriter will be required to purchase a specific number of Units but is not responsible for the commitment of any other underwriter to purchase any securities. The obligations of the underwriters may be terminated upon the occurrence of certain events to be specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations will be subject to customary conditions and representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters will offer the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by the representative’s counsel and other conditions specified in the underwriting agreement. The underwriters will reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Securities

We have granted the underwriter an option to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to        additional shares of Common Stock and/or up to an additional             Warrants within 45 days from the date of this prospectus. The underwriter may exercise the option with respect to Common Stock only, Warrants only, or any combination thereof. The purchase price to be paid per share of Common Stock will be equal to the public offering price of one Unit (less the purchase price allocated to the Warrants, $            per Warrant), less the underwriting discounts and commissions. The purchase price to be paid per Warrant will be $              . If the underwriter exercises the option in full for Common Stock only, the total underwriting discounts and commissions payable will be $               and the total proceeds to us, before expenses, will be $               . No underwriting discounts and commissions will be payable by us if the underwriter exercises the option for Warrants, and the total additional proceeds to us, before expenses, if the underwriter exercises the option in full for Warrants only, will be $               ..

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Determination of Offering Price

The actual public offering price of the Units will be determined by negotiations between us and the underwriters at the time of pricing, and may be at a discount to the current market price of our Common Stock. Among the factors considered in determining such public offering price will be our historical performance and capital structure, prevailing market conditions, and overall assessment of our business. There is no established trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

Underwriter Compensation

We have agreed to sell the Units to the underwriters at the public offering price of $            per Unit, which represents the public offering price of the Units set forth on the cover page of this prospectus, less the applicable seven percent (7.0%) underwriting discount. In the event any proceeds are received by the Company in the offering from investors identified and introduced by the Company, then the underwriting fee shall be reduced to three-and-a-half percent (3.5%) of the gross proceeds for those investors.

We have also agreed to reimburse the underwriters for accountable legal expenses incurred by it in connection with this transaction in the amount of $100,000. We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $[●].

Discount, Commissions and Expenses

The underwriters have advised us that they propose to offer the Units at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per Unit. After this offering, the public offering price and concession to dealers may be changed by the representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The Units are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table summarizes the underwriting discount we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Unit	Total without Over- Allotment Option	Total with Over- Allotment Option(1)
Public offering price	$	$	$
Total underwriting discount (7.0%)(2)	$	$	$
Proceeds to us, before expenses (3)	$	$	$

(1)	Assumes the over-allotment option is exercised in full for shares of Common Stock only.

(2)	Represents an underwriting discount equal to 7.0% of the gross offering proceeds; provided that such underwriting discount will be equal to 3.5% of the gross proceeds received by the Company in this offering from investors identified and introduced by the Company, which number is not reflected in the table above. See “Underwriting” for additional disclosure regarding underwriting compensation.

(3)	Excluding the proceeds, if any, from the exercise of the Warrants.

Lock-Up Agreements and Trading Restrictions

We, our executive officers and directors and certain holders of three percent (3.0%) or more of our outstanding shares of Common Stock have agreed to a six-month “lock-up” from the closing date of this offering of shares of common stock that they beneficially own, including the issuance of Common Stock upon the exercise of currently outstanding convertible securities and options and options which may be issued. This means that, for a period of six (6) months following such closing date, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative.

The representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Additionally, we expect certain investors in this offering to agree with the underwriter to enter into a voting agreement whereby each such investor will agree to vote all shares of Common Stock they beneficially own on the closing date of this offering, including the shares of Common Stock purchased by them in this offering, with respect to any proposals presented to the stockholders of the Company at the Company’s next stockholders meeting, which is expected to be held on or around [●], 2022; provided, however, that such requirement will not require such investor to vote its shares of Common Stock for or against any particular proposal or proposals, whether or not such proposal or proposals are recommended by our Board.

Stabilization

The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

●	Stabilizing transactions consist of bids or purchases made by the representative for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

●	Short sales and over-allotments occur when the representative sells more of our shares of common stock than it purchases from us in this offering. To cover the resulting short position, the representative may exercise the over-allotment option described above or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The representative will make available a prospectus in connection with any such short sales. Purchasers of shares sold short by the representative are entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement.

●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the representative in order to reduce a short position.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares of Common Stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters will carry out any such transactions on Nasdaq.

Listing

Our Common Stock is listed on Nasdaq Capital Market under the symbol “LGMK.”

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriters’ website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the representative in its capacity as an underwriter.

Other Relationships

The representative and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In the course of its businesses, the representative and its affiliates may actively trade our securities or loans for its own account or for the accounts of customers, and, accordingly, the representative and its affiliates may at any time hold long or short positions in such securities or loans.

Except for services provided in connection with this offering, and except as set forth in this section, the representative has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the representative to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our Units, or the possession, circulation or distribution of this prospectus or any other material relating to us or our Units in any jurisdiction where action for that purpose is required. Accordingly, our Units may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our securities may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression” Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The representative has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

●	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

●	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares offered hereby are “securities.”

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sullivan &Worcester LLP of New York, New York. Certain legal matters in connection with this offering will be passed on for the underwriters by Pryor Cashman LLP of New York, New York.

EXPERTS

The consolidated financial statements of LogicMark, Inc. as of December 31, 2021 and 2020 and for each of the two years then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.logicmark.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

INCORPORATION BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on April 15, 2022;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 16, 2022;

●	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on August 12, 2022;

●	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, filed with the SEC on November 10, 2022;

●	our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders to be held on August 25, 2022, filed with the SEC on June 30, 2022, as supplemented by each of the Definitive Additional Materials that the Company filed with the SEC on July 5, 2022, July 12, 2022, July 13, 2022, July 14, 2022, July 15, 2022, July 21, 2022, July 25, 2022, July 26, 2022, July 28, 2022, August 2, 2022, August 3, 2022, August 8, 2022, August 10, 2022, August 15, 2022, August 17, 2022, August 18, 2022 and August 19, 2022;

●	our Current Reports on Forms 8-K and 8-K/A filed with the SEC on February 22, 2022, February 24, 2022, March 2, 2022, March 18, 2022, May 3, 2022, May 9, 2022, May 23, 2022, May 31, 2022, June 17, 2022, June 27, 2022, June 28, 2022, August 29, 2022 and November 4, 2022; and

●	our registration statement on Form 8-A filed with the SEC on September 9, 2014, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 4.1 — Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on April 15, 2022.

We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act: (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, but not delivered with such prospectus. Requests should be directed to:

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

(502) 442-7911

info@LogicMark.com

Copies of these filings are also available on our website at www.logicmark.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

[●] Units

Each Unit Consisting of One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

LOGICMARK, INC.

PROSPECTUS

Maxim Group LLC

The date of this prospectus is       , 2022

Through and including        , 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration and the FINRA filing fee, are estimated:

SEC registration fee		$2,534.60
FINRA filing fee	$	[●]
Transfer agent and registrar fees and expenses	$	[●]
Legal fees and expenses	$	[●]
Printing fees and expenses	$	[●]
Accounting fees and expenses	$	[●]
Miscellaneous fees and expenses	$	[●]
Total	$	[●]

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who was, or is, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or directors has actually and reasonably incurred. Section 145 of the DGCL further provides that a Delaware corporation may indemnify any other person who is not a present or former director or officer of such corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above. Our by-laws in effect provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities to the extent permitted by the DGCL.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the DGCL.

Pursuant to an employment agreement, entered into on November 2, 2022 and effective as of June 14, 2022, that we entered into with Chia-Lin Simmons, our Chief Executive Officer (the “Employment Agreement”), we have agreed to defend, indemnify, and hold Ms. Simmons harmless from and against any and all claims, damages, penalties or expenses arising from or in connection with the performance of Executive’s job duties hereunder to the fullest extent required by law. Pursuant to an agreement, effective July 15, 2021, with FLG Partners, LLC, as amended in February 2022 (the “FLG Agreement”), of which Mark Archer, our Chief Financial Officer is a partner, the Company has agreed to indemnify Mr. Archer and FLG Partners, LLC in connection with Mr. Archer’s services to the Company. The foregoing descriptions of the Employment Agreement and FLG Agreement are not complete and are qualified in their entirety by reference to the full text of the Employment Agreement and FLG Agreement, which are attached as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on November 4, 2022 (with respect to the Employment Agreement), and Exhibits 10.15 and 10.16 to our Annual Report on Form 10-K, filed with the SEC on April 15, 2022 (with respect to the FLG Agreement).

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any by-law provision, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

We maintain a general liability insurance policy that covers liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as our directors or officers.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

We plan to enter into an underwriting agreement that provides that we are to indemnify the underwriters under certain circumstances and the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of all of our securities sold by us within the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and gives effect to the the reverse stock split of the Common Stock that was effected by the Company on October 15, 2021:

On July 14, 2020, the Company closed a registered direct offering (the “July Registered Direct Offering”) of (i) an aggregate of 377,851 shares (the “Shares”) of Common Stock; (ii) pre-funded warrants to purchase up to an aggregate of 73,497 shares of Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of $0.10 per share, subject to customary adjustments thereunder (the “Pre-Funded Warrants”); (iii) warrants, with a term of five (5) years exercisable immediately upon issuance, to purchase an aggregate of up to 157,972 shares of Common Stock (the “Registered Warrant Shares”) at an exercise price of $5.00 per share, subject to customary adjustments thereunder (the “Registered Warrants”); and (iv) warrants, with a term of five and one-half (5.5) years first exercisable six (6) months after issuance, to purchase an aggregate of up to 375,000 shares of Common Stock (the “Unregistered Warrant Shares”) at an exercise price of $6.50 per share, subject to customary adjustments thereunder (the “Unregistered Warrants”), for gross proceeds of $1,864,528, before deducting any offering expenses.

The Company entered into a securities purchase agreement on July 10, 2020 with two accredited investors (“Investors”) providing for the issuance of the Shares, the Pre-Funded Warrants, the Registered Warrants and the Unregistered Warrants (the “Purchase Agreement”). The Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Registered Warrants and the Registered Warrant Shares were registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a prospectus supplement to the Company’s currently effective registration statement on Form S-3 (File No. 333-228624), which was initially filed with the SEC on November 30, 2018 and was declared effective on December 12, 2018 (the “Shelf Registration Statement”). The Company filed the prospectus supplement to the Shelf Registration Statement with the SEC on July 13, 2020. Pursuant to the Purchase Agreement, the Unregistered Warrants and the Unregistered Warrant Shares were issued to the Investors in a concurrent private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

On December 16, 2020, the Company entered into a securities purchase agreement (the “December Purchase Agreement”) with two accredited investors (the “December Investors”) providing for an aggregate investment of $2,000,000 by the December Investors for the issuance by the Company to them of (i) 1,515,151 shares of Series D Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series D Preferred Stock”) convertible into an aggregate of up to 303,030 shares of Common Stock that are issuable from time to time upon conversion of such shares of Series D Preferred Stock (the “Conversion Shares”); (ii) warrants, with a term of five (5) years exercisable immediately upon issuance, to purchase an aggregate of up to 100,000 shares of Common Stock (the “December Registered Warrant Shares”) at an exercise price of $4.90 per share, subject to customary adjustments thereunder (the “December Registered Warrants”); and (iii) warrants, with a term of five and one-half (5.5) years first exercisable six (6) months after issuance, to purchase an aggregate of up to 505,060 shares of Common Stock (the “December Unregistered Warrant Shares” and collectively with the December Registered Warrant Shares, the “December Warrant Shares”) at an exercise price of $4.90 per share, subject to customary adjustments thereunder (the “December Unregistered Warrants” and collectively with the December Registered Warrants, the “December Warrants”). Pursuant to the December Purchase Agreement, the December Unregistered Warrants and the December Unregistered Warrant Shares were issued to the December Investors in a concurrent private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

On January 8, 2021, the Company entered into a warrant amendment and exercise agreement (the “Amendment Agreement”) with a holder (the “Holder”) of a common stock purchase warrant, dated April 4, 2019, previously issued by the Company to the Holder (the “Original January Warrant”). In consideration for each exercise of the Original January Warrant that occurred within 45 calendar days of the date of the Amendment Agreement, in addition to the issuance of the Warrant Shares (as defined in the Original Warrant) on or prior to the Warrant Share Delivery Date (as defined in the Original Warrant), the Company agreed to deliver to the Holder a new warrant to purchase a number of shares of Common Stock equal to the number of Original Warrants that the Holder has exercised pursuant to the terms of the Original Warrant, at an exercise price of $15.25 per share (the “New Warrants”). The Holder was entitled to exercise the Original Warrants after 45 calendar days of the date of the Amendment Agreement, but would not receive any New Warrants in consideration for the exercise of any Original Warrants exercised thereafter. The New Warrants were issued to the September Investors in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Regulation D promulgated under the Securities Act.

On February 2, 2021, we closed the February Offering, which was conducted pursuant to a securities purchase agreement, dated as of January 29, 2021 (the “January Purchase Agreement”), whereby we issued to certain institutional investors in a registered direct offering (i) an aggregate of 1,476,016 shares of Series E Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series E Preferred Stock”), convertible into an aggregate of up to 295,203 shares of Common Stock, and (ii) common stock purchase warrants exercisable for up to 100,000 shares of Common Stock at an exercise price of $12.30 per share, subject to customary adjustments thereunder, which were exercisable immediately upon issuance and have five year terms. Such registered direct offering closed concurrently with the closing of a private placement transaction pursuant to which we issued to such investors unregistered warrants to purchase up to an aggregate of 195,203 shares of Common Stock at an exercise price of $12.30 per share, subject to customary adjustments thereunder, which were exercisable immediately upon issuance and have five year terms. The February Offering resulted in gross proceeds of approximately $4 million, before deducting any offering expenses, and the net proceeds from the February Offering were used for working capital and liability reduction purposes. Pursuant to the January Purchase Agreement, such unregistered warrants and the shares of Common Stock underlying such warrants were issued to such investors in a concurrent private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

In connection with our entry into an employment agreement, effective June 14, 2021, with Chia-Lin Simmons and as a material inducement to Ms. Simmons’s acceptance of employment with the Company as its Chief Executive Officer, the Company offered Ms. Simmons shares of restricted stock of the Company equal to 5% of the issued and outstanding shares of Common Stock, which issuance was approved by the compensation committee of the Company’s board of directors and occurred in accordance with Nasdaq Listing Rule 5635(c)(4) outside of the Company’s 2017 Stock Incentive Plan and 2013 Long-Term Stock Incentive Plan. In connection with such issuance, the Company and Ms. Simmons have entered into a Restricted Stock Award Agreement on June 14, 2021, which agreement contemplates the restricted shares vesting over a 48-month period commencing on June 14, 2021. One fourth of such shares will vest on June 14, 2022. Thereafter, 1/36 of such shares will vest on the first day of each subsequent month until all such shares have vested.

On August 16, 2021, we closed a private placement offering (the “August Offering”), which was conducted pursuant to a securities purchase agreement, dated as of August 13, 2021, (the “August Purchase Agreement”), whereby we issued to certain institutional investors (i) an aggregate of 1,333,333 shares of Series F Convertible Preferred Stock, par value $0.0001 per share (the “Series F Preferred Stock”), initially convertible into shares of Common Stock at a conversion price of $3.75 per share, which conversion price was subsequently adjusted to $4.50 per share in accordance with the terms of the Certificate of Designation of the Series F Preferred Stock and (ii) warrants exercisable for up to 666,667 shares of Common Stock at an exercise price of $7.80 per share, subject to customary adjustments thereunder, which became exercisable on February 16, 2022 and have terms of five and a half (5.5) years. The August Offering resulted in gross proceeds of approximately $4 million, before deducting any offering expenses. Pursuant to the August Purchase Agreement, such unregistered warrants, shares of Series F Preferred Stock and the shares of Common Stock underlying such securities were issued to such investors in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. As of the date of this registration statement, holders of an aggregate of 1,160,000 shares of Series F Preferred Stock have converted such shares into shares of Common Stock, and 173,333 shares of Series F Preferred Stock are outstanding. We issued such shares of Common Stock to such holders in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 3(a)(9) of the Securities Act, as the Common Stock was issued to existing stockholders and no remuneration was provided in consideration of the issuance.

With respect to the availability of an exemption from registration, relating to the sale and unregistered issuances of such securities described above, we made these determinations based on the representations of each investor which included, in pertinent part, that each such investor was either (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each investor that (i) such investor acquired the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) such investor agreed not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) such investor had knowledge and experience in financial and business matters such that he, she or it was capable of evaluating the merits and risks of an investment in us, (iv) such investor had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) such investor had no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon these exemptions.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

i. Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement;

ii. Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

iii. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, in the State of Kentucky on December 6, 2022.

LOGICMARK, INC.

By:	/s/ Chia-Lin Simmons
	Name:	Chia-Lin Simmons
	Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chia-Lin Simmons, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for her, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ Chia-Lin Simmons	Chief Executive Officer and Director	December 6, 2022
Chia-Lin Simmons	(Principal Executive Officer)

/s/ Mark Archer	Chief Financial Officer	December 6, 2022
Mark Archer	(Principal Financial and Accounting Officer)

/s/ Robert A. Curtis, Pharm.D.	Director	December 6, 2022
Robert A. Curtis, Pharm.D.

/s/ Sherice R. Torres	Director	December 6, 2022
Sherice R. Torres

/s/ John Pettitt	Director	December 6, 2022
John Pettitt

/s/ Barbara Gutierrez	Director	December 6, 2022
Barbara Gutierrez

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1**	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger, dated as of May 19, 2017, by and among the Company, Fit Merger Sub, Inc., Fit Pay, Inc. and Michael Orlando (6)
3.1(i)(a)	Certificate of Incorporation, as amended (1)
3.1(i)(b)	Certificate of Amendment to Certificate of Incorporation (5)
3.1(i)(c)	Certificate of Amendment to Certificate of Incorporation (25)
3.1(i)(d)	Certificate of Amendment to Certificate of Incorporation (26)
3.1(i)(e)	Certificate of Designations for Series C Non-Convertible Preferred Stock (6)
3.1(i)(f)	Certificate of Amendment to the Certificate of Designations of Series C Non-Convertible Voting Preferred Stock (25)
3.1(i)(g)	Form of Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock (22)
3.1(ii)	By-laws (1)
4.1	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934(28)
4.2	Form of Pre-Funded Warrant for July 2017 Public Offering (7)
4.3	Form of Purchase Warrant for July 2017 Private Placement (7)
4.4	Form of July 2017 Exchange Note (8)
4.5	Form of Warrant for July 2017 Exchange (8)
4.6	Form of Warrant for November 2017 Private Placement (9)
4.7	Form of Warrant to Sagard Credit Partners, LP (10)
4.8	Form of September 2018 New Warrant (12)
4.9	Form of Warrant Amendment and Exercise Agreement (12)
4.10	Form of Pre-Funded Warrant for July 2020 Private Placement (15)
4.11	Form of Registered Warrant for July 2020 Private Placement (15)
4.12	Form of Unregistered Warrant for July 2020 Private Placement (15)
4.13	Form of Registered Warrant for December 2020 Private Placement (13)
4.14	Form of Unregistered Warrant for December 2020 Private Placement (13)
4.15	Form of New Warrant (16)
4.16	Form of Series F Convertible Preferred Stock Certificate(28)
4.17	Form of Registered Warrant for February 2021 Private Placement (14)
4.18	Form of Unregistered Warrant for February 2021 Private Placement (14)
4.19	Form of Unregistered Warrant for August 2021 Private Placement (22)
4.20	Form of Warrant for September 2021 Public Offering (24)
4.21**	Form of Warrant
5.1**	Opinion of Sullivan & Worcester LLP
10.1†	2013 Long Term Incentive Plan (1)
10.2†	Forms of Agreement Under 2013 Long Term Incentive Plan (1)
10.3†	2017 Stock Incentive Plan (11)
10.4	Form of Securities Purchase Agreement for July 2020 Offering (15)
10.5	Form of Securities Purchase Agreement for December 2020 Offering (13)
10.6	Form of Warrant Amendment and Exercise Agreement, dated January 8, 2021 (16)
10.7	Form of Securities Purchase Agreement for February 2021 Offering (14)
10.8	Form of Securities Purchase Agreement for August 2021 Private Placement (22)
10.9	Form of Voting Agreement by and between the Company and certain investors in the September 2021 Public Offering (24)
10.10	Lease Agreement, dated June 2, 2020, by and between LogicMark LLC and Moorman Properties, LLC (18)
10.11	Settlement Agreement, dated August 11, 2021, by and between the Company and Giesecke+Devrient Mobile Security America, Inc. (20)
10.12†	Employment Agreement, dated as of January 8, 2021, by and between the Company and Vincent S. Miceli (17)

10.13	Letter Agreement, effective as of August 1, 2021, by and between the Company and Vincent S. Miceli. (21)
10.14†	Employment Agreement, dated as of June 8, 2021, by and between the Company and Chai-Lin Simmons (19)
10.15†	Executive Employment Agreement, entered into on November 2, 2022, and effective as of June 14, 2022, by and between the Company and Chai-Lin Simmons (27)
10.16	Agreement, dated as of July 15, 2021, by and between the Company and FLG Partners, LLC (21)
10.17	First Amendment to Agreement, dated as of February 15, 2022, by and between the Company and FLG Partners, LLC (28)
10.18**	Form of Voting Agreement
23.1*	Consent of Marcum LLP, Independent Registered Public Accounting Firm
24.1*	Power of Attorney (included on the signature page of this registration statement)
107*	Filing Fee Table

*	Filed herewith.
**	To be filed by amendment
†	Management contract or compensatory plan or arrangement.

(1)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-186331) with the SEC on January 31, 2013.

(2)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on February 25, 2014.
(3)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on July 7, 2016.
(4)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on July 27, 2016.
(5)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on September 12, 2016.
(6)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on May 30, 2017.
(7)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on July 10, 2017.
(8)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on July 20, 2017.
(9)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 9, 2017.
(10)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on May 30, 2018.
(11)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-226116) with the SEC on July 10, 2018.
(12)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on September 20, 2018.
(13)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on December 18, 2020.
(14)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on February 1, 2021.
(15)	Filed as an Exhibit to the Company’s Current Report on Form 8-K/A with the SEC on July 13, 2020.
(16)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on January 8, 2021.
(17)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on January 14, 2021.
(18)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on April 15, 2021.
(19)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on June 17, 2021.
(20)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 13, 2021.
(21)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on August 16, 2021.
(22)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 17, 2021.
(23)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 20, 2021.
(24)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-259105) with the SEC on September 14, 2021.
(25)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on October 15, 2021.
(26)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on March 2, 2022.
(27)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 4, 2022.
(28)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on April 15, 2022.